PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, dated January 10, 2017, is made between NABC PROPERTIES, LLC, a Colorado limited liability company ("Seller"), and VISION 23rd, LLC, a Colorado limited liability company ("Buyer").

RECITALS

A. Seller owns certain land, improvements and tangible and intangible personal property commonly known as 1700 East 68th Avenue, Denver, Colorado, which is further described and defined as the "Property" in Section 1 of this Agreement.

B. Seller desires to sell and Buyer desires to purchase the Property, upon the terms and provisions of this Agreement.

AGREEMENT

IN CONSIDERATION of the foregoing and the mutual agreements herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Purchase and Sale.

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and pay for the following described property (all of which is hereinafter collectively referred to as the "Property"):

(a) The land described in Exhibit 1.1(a) hereto, together with all rights and all appurtenances to or used in connection therewith (the "Land"), including without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Land.

(b) All improvements located on, appurtenant to or used in connection with the Land, which includes, without limitation, approximately 82,394 square feet of building improvements (the "Improvements").

(c) The interest of Seller in all contracts relating to the Property including but not limited to construction contracts, architectural and engineering contracts, guaranties and warranties, management agreements, trash removal contracts and elevator maintenance contracts (the "Contracts").

(d) All rights and claims of Seller, whether matured, contingent or otherwise, against third parties relating to the Land or Improvements, whether in tort, contract, or otherwise including claims for property tax rebates or refunds (the "Claims").

(e) All third party reports, plans and specifications, and environmental, engineering, soils and other tests and reports relating to the Land or Improvements, in the possession or under the control of the Seller (the "Reports").

1.2 Purchase Price. The purchase price for the Property is Eight Million Nine Hundred Thousand and 00/100 Dollars ($8,900,000.00) (the "Purchase Price") and shall be payable as follows:

(a) One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Deposit") deposited in escrow to Stewart Title Guaranty Company, 55 Madison Street, Suite 400, Denver, Colorado 80206, Attention: Brianna Corwin (the "Title Company") by Buyer within five (5) business days following execution of this Agreement and the opening of escrow, which amount shall be held by the Title Company in a segregated, interest-bearing escrow account, as an earnest money deposit and part payment of the purchase price. Except as provided in Section 7.2, interest on the Deposit shall be the property of Buyer.

(b) The balance of the Purchase Price of Eight Million Eight Hundred Thousand and 00/100 Dollars ($8,800,000.00), subject to closing adjustments, shall be delivered to the Title Company by Buyer at the closing of the purchase and sale provided for in Section 6.1 (the "Closing") by bank cashier's or certified check or by wire transfer and the Title Company shall deliver the Purchase Price to Seller and/or as directed by Seller.

Section 2. Documents to be Delivered to Buyer.

2.1 Documents to be Delivered to Buyer. Within ten (10) days after the date of Seller's execution of this Agreement, Seller shall deliver to Buyer at Seller's expense the following items relating to the Property:

(a) A title insurance commitment ("Title Commitment") issued by the Title Company (or other title insurance company acceptable to Buyer) showing the status of record title to the Land and Improvements, along with legible copies of all recorded documents referred to in the Title Commitment. The Title Commitment shall commit to insure title to the Property in the Buyer in the amount of the purchase price under an Owner's Policy, ALTA 2006 form or such other form as customarily issued by the Title Company and acceptable to Buyer, with the standard printed exceptions contained in such form deleted and the exception for taxes limited to current year taxes not due or payable. Exceptions (other than preprinted exceptions) shown on Schedule B-2 of the title insurance commitment are referred to below as the "Permitted Exceptions."

(b) Copies of all existing surveys of the Property in Seller's possession or control or, at Seller's election, and within twenty-eight (28) days of the Effective Date a new updated survey of the Property certified to Buyer, Buyer's lender and the Title Company as of a recent date (collectively, the "Survey"). Buyer shall have the right to have any existing Survey updated and re-certified. The Survey shall (i) meet the minimum standard detail requirements for ALTA/ACM Land Title Surveys, for a Class A survey, jointly established and adopted by ALTA and ACM in 1988, to be dated not earlier than the date hereof, certified to Buyer, Buyer's lender and the Title Company, and shall contain the additional information and certification described in Exhibit 2.1(c) hereto, and (ii) be sufficient to cause the Title Company to remove the standard exceptions.

(c) Copies of all Contracts, and a listing of all accounts payable relating to the Property ("Payables").

(d) Financial statements of the Property setting forth all income, expenses and capital expenditures relating to the Property for the preceding three calendar years and quarterly statements for the three-month periods commencing on January 1, of the current year and ending at the calendar quarter immediately preceding the Effective Date (the "Financial Information").

(e) Copies of all Reports.

(f) A list and copies of all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps or entitlements issued, approved or granted by any governmental or quasi-governmental body or agency or otherwise in connection with the Property ("Approvals").

(g) Copies of all existing asbestos reports, Phase I Environmental Assessment Report or other environmental reports concerning the Property in Seller's possession or control.

(h) A list and description of all Claims.

(i) As-built plans and specifications for the Property.

2.2 Additional Documents. Buyer from time to time shall be entitled to request Seller to provide to Buyer additional documents or information relating to the Property. Within five (5) days after any notice to Seller from Buyer requesting any such additional documents or information, Seller shall deliver documents or information within its possession or control to Buyer at Seller's expense.

Section 3. Representations and Warranties of Seller.

Seller represents and warrants to Buyer as of the date of Seller's execution of this Agreement and as of the date of the Closing as follows:

3.1 Status and Authority. It is duly organized, validly existing and in good standing. It has full power to own its property and to carry on its business as now being conducted. It has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the documents to be executed and delivered pursuant hereto. The execution and delivery of this Agreement and such documents have been duly and validly authorized by all necessary action on its part to make this Agreement and such documents valid and binding upon it. Upon execution and delivery, this Agreement and such documents will constitute Seller's valid and binding obligations enforceable in accordance with their terms, except to the extent limited by bankruptcy or insolvency laws, or laws affecting creditor's rights generally.

3.2 Title to the Property. Seller has good and marketable title to the Property, free and clear of all mortgages, liens, pledges or other encumbrances, covenants and restrictions, except for those disclosed in the Title Commitment.

3.3 Liabilities. Except for the Payables, there is no obligation or liability of any nature whatsoever, contingent or otherwise, which, to the best of Seller's knowledge, is, or could become, a lien or other encumbrance on the Property nor has Seller engaged in any action with respect to the Property which could give rise to a claim against the Property. The instruments evidencing or securing the accounts payable, liabilities and obligations which Seller delivers to Buyer pursuant to Section 2.1(e) are true and complete copies of such instruments. All Payables, shall be paid in full by Seller prior to the Closing. Buyer is not assuming the obligations under the Contracts, the Payables or otherwise, except as expressly provided in this Agreement.

3.4 Leases. There are no leases, licenses or other occupancy agreements presently in effect which relate to the Property and there will be no leases, licenses or other occupancy agreements (other than the Leaseback) which relate to the Property as of the Closing.

3.5 Governmental Approvals. To the best of Seller's knowledge, the list of Approvals provided pursuant to Section 2.1(j) sets forth a correct and complete list of all permits, licenses and approvals that are required for operation of or otherwise relate to the Property.

3.6 Litigation. There is no action, suit or proceeding pending or to the best of Seller's knowledge threatened against the Property or Seller with respect to its interests in, management and rental of, or other activities with respect to, the Property.

3.7 Financial Statements. The Financial Information which is provided to Buyer will accurately reflect in all material respects the financial position of the Property as of the dates thereof and the operations of the Property for the periods covered thereby. There have been no materially adverse changes in the financial condition of the Property since the last day of the most recent period covered by the Financial Information.

3.8 Information. All written information which has been and will be furnished by Seller to Buyer, including, without limitation, information about rentals, values, condition of the roof, furnaces, wiring, plumbing, and all other fixtures is and when provided will be correct and complete in all material respects.

3.9 Zoning and Compliance with Law. To the best of Seller's knowledge, the Improvements and the present use of the Improvements conform to all zoning requirements, building ordinances and other restrictions on the Property. The Property (including the Improvements) is free from any violations of land use, subdivision, zoning, building, fire, environmental, toxic or hazardous waste, occupational health and safety, and other laws, ordinances, rules and regulations bearing on the construction, alteration, maintenance, use, operation or sale of the Property. Seller has no knowledge of, nor has it received notice of, any violation of any applicable federal, state or local law or regulation including, without limitation, any applicable building, zoning or other law, ordinance or regulation, affecting the Property or its operations. Except as has been disclosed by Seller to Buyer in writing, Seller has no knowledge of any commitments or agreements with any governmental authority or agency affecting the Property.

3.10 No Defaults. The consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or provisions of, or constitute a default under any material agreement or other instrument to which Seller is a party or by which it or any portion of the Property may be bound.

3.11 ERISA. Seller is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or § 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). To Seller's knowledge (acknowledging that Seller has no knowledge of the identity of any investor or party in interest in Buyer), Seller's sale of the Property to Buyer will not constitute or result in a prohibited transaction under § 406 of ERISA or § 4975 of the Code.

Section 4. Seller's Obligations Before Closing.

4.1 Operations. Seller will, through and including the Closing and at the Seller's sole cost and expense, (a) keep the Improvements insured to the full replacement cost thereof, (b) use due diligence and its best efforts to keep in full force and effect and renew all operating licenses, permits and approvals pertaining to the Property, (c) provide all services and continue to operate, manage and maintain the Property (including mechanical equipment of every kind used in the operation thereof) in such condition so that the Property shall be in the same condition on the Closing Date as on the date hereof, reasonable wear and tear excepted, and (d) keep Buyer timely advised of any repair or improvement required to keep the Property in such condition as aforesaid and which costs in excess of $10,000.00.

4.2 Leasing. Seller will not enter into new leases or any other obligations or agreements affecting the Property without the prior written consent of Buyer, which consent will not be unreasonably withheld prior to the expiration of the Inspection Period and shall be in Buyer's sole and subjective discretion after the Inspection Period.

4.3 Service Contracts. Seller will not extend, renew, modify or replace any Contract which cannot be terminated, without penalty or payment by Buyer upon thirty (30) days or less notice, without the prior written consent of Buyer.

4.4 Alterations to Property. Seller will not make any alterations to the Property in excess of $10,000.00, or remove any of the Personal Property therefrom (unless the Personal Property so removed is simultaneously replaced with Personal Property of similar quality and utility), without the prior written consent of Buyer which shall not be unreasonably withheld.

4.5 Title and Survey Objections. Buyer shall have the right to object to any Permitted Exception or any other matter reflected on the Title Commitment, Survey or otherwise affecting title to or ownership of the Property, by providing notice to Seller of such objection on or before thirty (30) days after the Effective Date but in no event earlier than ten (10) days after Buyer's receipt of the Title Commitment and the Survey. If Buyer provides such notice of objection, then within five (5) days after Buyer's notice, Seller shall provide notice to Buyer of its election to satisfy Buyer's objection or not to cure such objection. If Seller provides notice of its intention to satisfy Buyer's objection, Seller shall use its reasonable efforts to cure such objection to the Buyer's satisfaction, in Buyer's sole and subjective discretion. If Seller does not provide notice of its intention to satisfy Buyer's objection or if Seller is unable to satisfy Buyer's objection as herein provided on or before the Closing, Buyer shall have the right to waive such objection and proceed to Closing, or terminate this Agreement by giving notice to Seller on or before the Closing Date, in which case the Title Company shall immediately return the Deposit to Buyer and the parties shall be released from all further obligations under this Agreement except for those obligations which are intended to survive the termination of this Agreement.

4.6 Subsequently Discovered Defects. If any matter affecting title to the Property ("Defect") shall arise or be discovered by Buyer which is not set out in the Title Commitment or the Survey, Buyer shall have the right to object to such Defect by the delivery to Seller of notice of such Defect within five (5) days after Buyer discovers such Defect provided that, if such Defect is discovered within five (5) days prior to the Closing Date, the Closing shall be extended for such period as may be necessary to give effect to the provisions of this Section 4.6. If Buyer does not so object within such period, such Defect shall become a Permitted Exception. Upon receipt of notice of Buyer's objection to any such Defect, Seller shall have the right, but not the obligation, to cure such Defect to the satisfaction of Buyer and the Title Company for a period of five (5) days from the date of such notice. If such cure period extends beyond the Closing Date, the Closing Date shall be extended to three (3) days after the expiration of such cure period. If Seller cures Buyer's objection to the satisfaction of Buyer within such cure period, then the Closing shall occur on the original or postponed date of the Closing but otherwise upon the terms and provisions contained herein. If Seller has not cured such Defect to the satisfaction of Buyer and the Title Company, Buyer shall either (a) close on such original or postponed date (and Buyer shall thereby be deemed to have waived such objection) or (b) terminate this Agreement by giving notice to Seller before such original or postponed date, in which case the Title Company shall immediately return the Deposit to Buyer and the parties shall be released from all further obligations under this Agreement except for those obligations which are intended to survive the termination of this Agreement. If, in Seller's attempt to cure a Defect, Buyer discovers other Defects not set out in the Title Commitment or Survey, such additional Defects shall be subject to the procedure set forth above.

Section 5. Conditions Precedent to Buyer's Performance.

The obligation of Buyer to purchase the Property and Seller's right to delivery of the Deposit is subject to the satisfaction of the following conditions precedent on or before the time set forth below. If any condition is not so satisfied, the condition may be waived by Buyer in writing designated as a waiver or amendment to this Agreement, or Buyer may terminate this Agreement in which event the Title Company shall immediately return the Deposit to Buyer, and the parties will be released from all further obligations under this Agreement, except for those obligations which are intended to survive the termination of this Agreement.

5.1 Determination by Buyer.

(a) On or before expiration of the "Inspection Period" (as defined in (b) below), Buyer determines, in its sole and subjective discretion, to proceed with the purchase of the Property including, without limitation, that the following are acceptable to Buyer:

(i) the exceptions to the title to the Property and any other matters affecting the Property as shown by the Title Commitment and other title evidence delivered pursuant to Section 2.1, including, without limitation, any matters disclosed in the Survey;

(ii) the financial condition of the Property and the financial evaluation of the investment in the Property;

(iii) the Contracts provided pursuant to Section 2;

(iv) the Improvements and the Personal Property are in good physical condition and that any machinery included therein also is in good operating condition; and

(v) any other due diligence materials, including, without limitation, environmental reports, financial information, appraisals, maintenance or other reports, analyses, communications or other materials with respect to the Property delivered to or obtained by Buyer or otherwise made available by Seller pursuant to this Agreement.

(b) As used herein, the term "Inspection Period" shall mean the period of time commencing on the later date of execution of this Agreement by Seller and Buyer ("Effective Date"), and ending thirty (30) days thereafter; provided, however, the expiration of the Inspection Period will be extended for a period of time equal to any delay in Seller providing the documents required under Section 2.1 beyond the date on which delivery is required under Section 2.1.

Buyer and Buyer's representatives, agents, consultants and designees shall have the right, at reasonable times and upon reasonable notice to Seller, to enter upon the Property, at Buyer's own cost, for any purpose in connection with its proposed purchase, development or operation of the Property, including, without limitation, the right to examine all books, records and files of Seller relating to the Property which are in the possession or control of Seller and the right to make such inspections, investigations and tests as Buyer may elect to make or obtain; provided, however, any entry of Buyer hereunder shall be conducted in such a manner as to minimize the inconvenience caused to any tenants. In addition, Buyer may make such inquiries as Buyer deems appropriate of Seller's consultants or contractors who have performed work with respect to the Property, and communicate with and commit to future lease terms with, tenants of the Property. Seller agrees to make all such books, records and files available to Buyer and Buyer's attorneys, accountants and other representatives at any time during business hours upon reasonable notice from Buyer and to cause its consultants and contractors to furnish

Buyer with any information and copies of documents reasonably requested by Buyer. From and after the execution of this Agreement, Buyer and Buyer's representatives, agents, consultants and designees shall be entitled to communicate directly with all governmental authorities in connection with Buyer's proposed purchase and development of the Property. Seller shall cooperate with Buyer's environmental consultants and contractors including without limitation, completion and execution of all documents and questionnaires requested by such parties as a condition to issuance of any environmental reports and assessments prepared on behalf of Buyer. Buyer shall indemnify, defend, protect and hold Seller harmless from any claims, liabilities, damages or expenses (including attorneys' fees and costs) arising out of or incurred in connection with the entry by Buyer or its agents, designees, or representatives hereunder or arising from or in connection with any and all mechanic's liens and physical damage to property or persons arising out of any such entry by Buyer or its agents, designees or representatives. Seller shall cooperate with all appropriate inquiries in the preparation and completion of the Phase I environmental report and any other environmental studies by Buyer's environmental consultant including, without limitation, completing any questions, certifications or other forms, and providing any other information.

(c) If on or before the expiration of the Inspection Period Buyer fails to deliver to Seller a written waiver of the conditions precedent set forth in Section 5.1(a), it shall be conclusively presumed that Buyer has elected to terminate this Agreement and the Title Company shall immediately return the Deposit to Buyer and the parties shall be released from all further obligations under this Agreement except for those obligations which are intended to survive the termination of this Agreement. Buyer may, at any time prior to the expiration of the Inspection Period, terminate this Agreement by giving written notice of termination to Seller. Following the giving of such notice, the Deposit will be returned to Buyer and this Agreement shall be of no further force or effect except for those obligations which are intended to survive the termination of this Agreement.

(d) Buyer, in its sole and subjective discretion, may elect to have Seller assign to Buyer at the Closing any or all of the Contracts which relate to the management or operation of the Property (the "Assigned Contracts"); subject, however, to Buyer's assumption of the Assigned Contracts from and after the Closing Date and the consent, if required, of the other parties to the Assigned Contracts. If Buyer desires to elect any Assigned Contracts, Buyer shall provide written notice to Seller on or before the expiration of the Inspection Period describing the specific Assigned Contracts.

5.2 Accuracy of Representations and Warranties of Seller. On the date of Seller's execution of this Agreement and as of the Closing Date, all representations and warranties in this Agreement by Seller shall be true in all respects as though made at that time. At the Closing, Seller shall certify to Buyer that as of the Closing Date all the representations and warranties contained in Section 3 and Section 8.8 are true in all material respects.

5.3 No Material Adverse Change. During the period from the date of Seller's execution of this Agreement to the Closing Date, there shall have been no material adverse change in the financial condition or results of operations of the Property, and the Property shall not have sustained any loss or damage which materially adversely affects its use, nor shall the Property, or any part thereof, become the subject of any eminent domain or condemnation proceeding.

5.4 Document Approval. On the Closing Date, all Exhibits to this Agreement and all certificates, opinions and other documents required to be delivered under this Agreement shall have been delivered to Buyer and shall be satisfactory in form and substance in all reasonable respects to Buyer and its counsel.

5.5 Leaseback. Buyer and Seller acknowledge that Seller desires to lease the Property from Buyer commencing upon the Closing Date and continuing for a period of ten (10) years thereafter. On or before the Leaseback Deadline (as defined below), Buyer and Seller shall agree upon the form of a lease agreement for Seller's lease of the Property ("Leaseback"), which shall contain, at a minimum, the following terms: (i) an initial term of ten (10) years; (ii) the option to extend the term for two (2) successive periods of five (5) years each at fair market value; (iii) first year's base rent of $52,000 per month with two percent (2%) annual increases during each year of the term; and (iv) the excess yard area of the Property (which excess yard area is depicted on Exhibit 5.5 attached hereto) shall not be included in the Leaseback, but Seller shall have a right of first offer in the event that Buyer elects to lease the yard area to a third party. If Buyer and Seller are not able to agree on the Leaseback on or before the Leaseback Deadline (in their respective sole discretion), Buyer and Seller shall have the right to terminate this Agreement by providing written notice thereof to the other party on or before the Leaseback Deadline, in which event the Title Company shall immediately return the Deposit to Buyer and the parties shall be released from all further obligations under this Agreement except for those obligations which are intended to survive the termination of this Agreement. The term "Leaseback Deadline" shall mean the date which is ten (10) days after the Effective Date.

5.6 Financing Contingency. On or before the Financing Deadline (as defined below), Buyer shall have obtained a written commitment from a lender for financing the acquisition of the Property upon such terms and conditions acceptable to Buyer in its sole and subjective discretion. If on or before the Financing Deadline, Buyer fails to deliver to Seller a written waiver of the financing contingency herein set forth, it shall be conclusively presumed that Buyer has elected to terminate this Agreement, in which event the Title Company shall immediately return the Deposit to Buyer and the parties shall be released from all further obligations under this Agreement except for those obligations which are intended to survive the termination of this Agreement. If Buyer provides written notice to Seller as herein provided, Buyer shall be deemed to have waived the financing contingency. Buyer shall use its reasonable efforts to arrange for such acceptable financing. The term "Financing Deadline" shall mean the date which is fifty-five (55) days after the Effective Date.

Section 6. The Closing.

6.1 The Closing. The Closing shall take place at 10:00 a.m. local time at the offices of the Title Company on the fifth (5th) day after expiration of the Financing Deadline or such earlier date or time or other place as the parties may agree in writing (the "Closing Date") and shall be completed on or before 5:00 p.m. Mountain Standard Time on the Closing Date. Seller or Buyer may elect to close in escrow without attending the Closing.

6.2 Obligations of Seller at Closing. The following events shall occur at the Closing:

(a) Seller shall execute, have acknowledged and deliver to Buyer a special warranty deed conveying title to Buyer to the Land and the Improvements, subject only to the Permitted Exceptions, and to the extent the legal description contained in the Survey differs from the legal description in such deed, a quitclaim deed, conveying the Survey legal description.

(b) Seller shall cause to be delivered to Buyer either (i) a current ALTA Extended Owner's Policy of title insurance on the Property to be issued pursuant to the Title Commitment delivered to Buyer as required by this Agreement showing no lien, encumbrance or other restriction other than the Permitted Exceptions, or (ii) an unqualified written commitment from the Title Company to deliver such policy of title insurance.

(c) Seller shall execute, have acknowledged and deliver to Buyer the Leaseback.

(d) Seller shall execute, have acknowledged and deliver to Buyer a bill of sale conveying to Buyer all of Seller's right, title and interest in and to the Personal Property with general warranties of title, subject only to those matters approved by Buyer pursuant to Section 5 that relate to the Personal Property.

(e) Seller shall execute, have acknowledged and deliver to Buyer an instrument whereby Seller assigns to Buyer all of Seller's interest in the Assigned Contracts, the Claims, the Reports and all other portions of the Property.

(f) Seller shall deliver, or cause to be delivered, to Buyer all documents required to be delivered on the Closing Date under Section 5.

(g) Seller shall deliver to Buyer an affidavit that all representations and warranties contained in Section 3 and in Section 9.8 and that all of the information set forth in the Exhibits to this Agreement are true, accurate and complete in all material respects as of the Closing Date; except with respect to Defects as set forth in Section 4.5.

(h) Seller shall deliver to Buyer a certification executed by Seller in the form set forth in Exhibit 6.2(h) attached hereto that Seller is not a "foreign person" in accordance with and/or for the purpose of the provisions of §§ 7701 and 1445 (as may be amended) of the Internal Revenue Code of 1954, as amended, and any regulations promulgated thereunder, as well as any similar certification required by the laws of the state in which the Property is located.

(i) Seller shall deliver, or cause to be delivered, such other instruments and documents as may be reasonably required to transfer title to the Property to Buyer in the condition herein contemplated, including, without limitation, any affidavit, indemnity or agreement required by the Title Company to delete any exceptions in the Title Commitment for mechanic's liens, the "gap" period and any other standard exceptions provided in the Title Commitment.

(j) Seller shall deliver to Buyer a Subordination, Non-disturbance and Attornment Agreement required pursuant to Section 6.4.

6.3 Obligations of Buyer at Closing. At the Closing, Buyer shall deliver the following instruments and documents against delivery of the items specified in Section 6.2:

(a) Buyer shall execute, have acknowledged and deliver to Buyer the Leaseback. Buyer shall receive a credit against the Purchase Price in the amount of the first (1st) month's rent under the Leaseback.

(b) A certified or bank cashier's check (or Buyer shall effect a wire transfer) to the Title Company in the amount set forth in Section 1.2(b).

6.4 Closing Costs. Closing costs and adjustments shall be allocated as follows:

(a) Costs. Seller shall pay all recording and documentary fees, and all ownership, deed, mortgage or other transfer taxes, and the cost of the Owner's Policy of title insurance to be provided pursuant to the Title Commitment. Seller shall pay all sales, use or excise taxes, if any, due upon the transfer of the Personal Property. Buyer and Seller shall each pay one-half (½) of the cost of any escrow or closing fees charged by the Title Company.

(b) Adjustments. All rentals, income and profits of the Property, all real estate and personal property taxes levied against the Property, and other expenses subject to proration under this Agreement shall be paid or shall be prorated as of 11:59 p.m. on the day preceding the Closing in accordance with the provisions set forth below. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Any apportionments which are not expressly provided for below shall be made in accordance with customary national practice for commercial properties. All apportionments shall be deemed to be final, except as otherwise provided in this Section 6.4(b). To the extent any revenues or costs are not reasonably ascertainable, such adjustments shall reasonably be estimated by Seller and Buyer in good faith. All apportionments shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer), by increasing or reducing the cash portion of the purchase price to be paid by Buyer at the Closing. Any such adjustments which are not final apportionments shall be paid by Buyer to Seller or by Seller to Buyer in cash as soon as practicable following the Closing.

(i) Taxes. All non-delinquent general and special real estate and personal property taxes and assessments for the Property for the year in which the Closing occurs shall be prorated based on the actual tax bill, but if such actual taxes have not been determined by the Closing Date, the tax bill shall be deemed to be one hundred two percent (102%) of the amount of the taxes based on the most recent levy and assessment information available, and such adjustment shall be final.

(ii) Operating Costs. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes (other than real estate taxes and personal property taxes), other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date and Buyer shall pay all such expenses accruing on the Closing and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Closing Date to aid in such prorations.

(iii) Contracts. All capital and other improvements (including labor and materials) which are performed or contracted for by Seller prior to the Closing Date will be paid by Seller, without contribution or proration from Buyer, and Seller indemnifies and holds Buyer and the Property harmless from any claims respecting same. Seller shall pay all amounts due under the Contracts prior to the Closing.

6.5 Financing. Seller shall reasonably cooperate with Buyer, at no cost to Seller, in connection with Buyer's satisfaction of requirements of any loan to be obtained by Buyer to finance its acquisition of the Property including, without limitation, executing Buyer's lender's form of estoppel certificate and subordination, non-disturbance and attornment agreement if required by Buyer's lender. If Buyer has a commitment from its lender for a loan but shall require additional time in order to fulfill any requirements of such commitment, the Closing Date shall be extended to provide Buyer with such additional time.

Section 7. Default and Termination

7.1 Time of Essence. Time is of the essence of the obligations of the parties.

7.2 Buyer Default. If Buyer shall waive the conditions contained in Section 5.1(a) by written notice to Seller and thereafter the Closing does not occur by reason of Buyer's default in performing its obligations under this Agreement, Seller shall be entitled to terminate this Agreement and have the

Deposit and all interest thereon paid to Seller as liquidated damages as Seller's sole and exclusive remedy. Seller shall have no right to an action for specific performance or for money damages or to any other remedy except the payment of such liquidated damage amount and recovery of litigation costs under Section 9.9. The parties acknowledge that Seller's damages because of Buyer's default hereunder are difficult to ascertain and agree that the amount of the Deposit represents a reasonable estimate of Seller's damages.

7.3 Seller Default. If Seller shall default in performing its obligations hereunder, Buyer shall be entitled to terminate this Agreement, the Title Company shall immediately return the Deposit to Buyer and Buyer may recover from Seller its out-of-pocket damages up to a maximum amount of Ten Thousand Dollars ($10,000), or Buyer shall be entitled to seek specific performance of this Agreement and damages (including attorneys' fees and costs) from Seller resulting from such default. In addition, in the event such default by Seller is the intentional failure to close the sale and leaseback as herein provided, Buyer may recover from Seller all damages resulting from such default.

7.4 Effect of Termination. Upon termination of this Agreement under this Section 7 or any other provision of this Agreement, this Agreement shall be of no further force or effect except that the parties shall not be released from any obligations otherwise provided for in this Agreement and the payment of any sums or damages upon termination as provided herein. If Buyer is entitled to the return of the Deposit upon any such termination, the Title Company shall return the Deposit to Buyer upon Buyer's written notice certifying such termination.

Section 8. Casualty.

8.1 Casualty. It is the intention of the parties that Seller shall transfer the Property at the Closing in its present state and condition, subject only to reasonable wear and tear. Therefore, risk of loss to the Property from fire, condemnation, eminent domain, or any other casualty or taking by a governmental authority shall be borne by Seller until the Closing is completed. If the Property is damaged by any casualty or subject to any taking prior to the completion of the Closing, Seller shall provide prompt written notice thereof to Buyer. If the reasonable cost of repair and restoration of such damage with materials of like kind and quality or the extent of the taking is greater than $100,000.00, Buyer may terminate this Agreement by written notice to Seller within thirty (30) days after Seller's written notice, the Title Company shall immediately return the Deposit to Buyer, and the parties shall be released from further obligations under this Agreement. If the cost is less than or equal to $100,000.00, or is more than $100,000.00 and Buyer does not elect to terminate this Agreement as (a) the Closing Date shall be the later of the originally scheduled Closing Date or thirty-five (35) days after Seller's written notice provided above, (b) Seller shall assign to Buyer all of its right, title and interest in and to the proceeds of any and all fire or other casualty insurance relating to such damage, as well as the proceeds of all rental loss or other similar insurance, or the proceeds, compensation and awards of such taking, and (c) in the event of a fire or casualty, the Buyer shall be entitled to a credit against the purchase price in an amount equal to the deductible portion of the insurance policy covering the Property.

Section 9. Miscellaneous.

9.1 Effect of Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

9.2 Entire Agreement/Survival of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings of the parties regarding the subject matter of this Agreement. No

supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

9.3 Survival of Representations and Warranties. The representations, warranties and indemnities made by the parties to this Agreement and the covenants and agreements to be performed or complied with by the respective parties under this Agreement shall be deemed to be continuing and shall survive the Closing. Nothing in this paragraph shall affect any obligations of the parties with respect to covenants and agreements contained in this Agreement that are permitted or required to be performed in whole or in part after the Closing Date.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by a party by facsimile or e-mail transmission, which transmission copy shall be considered an original and shall be binding and enforceable against such party. Buyer and Seller acknowledge and agree that electronic signatures used for the execution of this Agreement shall be valid, binding and enforceable against such party.

9.5 Assignment. This Agreement may be assigned by Buyer and shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.

9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is given, or (b) on the date after the date of deposit, if delivered by a nationally recognized overnight courier, or (c) on the date of transmission, if sent by facsimile transmission (with a copy of the confirmation journal report required), and properly addressed as follows:

To Buyer at:	Vision 23rd, LLC *Attn:* Scott Shwayder 400 S. Broadway Denver, Colorado 80209 Facsimile No.: (303) 321-5889
and with a copy to:	Greenberg Traurig, LLP *Attn:* Neil B. Oberfeld, Esq. 1200 17th Street, Suite 2400 Denver, Colorado 80202 Facsimile No.: (720) 904-6114
To Seller at:	NABC Properties, LLC *Attn:* Brent Willis 1700 E. 68th Avenue Denver, Colorado 80229 Facsimile No.: (303) 853-9215
with a copy to:	Robinson & Henry, P.C. *Attn:* Doddridge C. Shelby, Esq. 7535 E. Hampden Ave., Suite 250 Denver, CO 80231 Facsimile No.: ____________

9.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado.

9.8 Broker's Fees. Seller shall pay all commissions and fees due to Unique Properties, Inc. (Broker) pertaining to the sale and purchase of the Property. Except as otherwise herein provided, each of the parties represents and warrants that it has not employed, retained or otherwise utilized any broker or finder in connection with any of the transactions contemplated by this Agreement and no other broker or person is entitled to any commission or finder's fees in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party. Buyer hereby discloses to Seller and Seller acknowledges and accepts that Marc S. Lippitt and Scott L. Shwayder are licensed Colorado real estate brokers and principals of Unique Properties, Inc.

9.9 Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Such recovery shall be mandatory and shall not be in the discretion of the court.

9.10 Exhibits. To the extent that the Exhibits referred to herein have not been appended to this Agreement at the time the Agreement is executed, Seller shall prepare said Exhibits and deliver them to Buyer before the Inspection Period commences, and notwithstanding anything to the contrary contained herein, the Inspection Period shall not commence until Seller has delivered all the Exhibits to Buyer.

9.11 Time. If any date, deadline or the expiration of any other time period under this Agreement (including, without limitation, the Inspection Period, the Financing Deadline and the Closing Date) shall fall on a Saturday, Sunday or legal holiday, such time period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.12 Section 1031 Exchange. Seller or Buyer, at their option, may elect to qualify this transaction as part of a deferred tax exchange under Section 1031 of the Internal Revenue Code. If Seller or Buyer so elect, the other party shall cooperate with such party in the exchange; provided, however, the other party shall not be obligated to incur any cost, expense or liability in connection therewith.

9.13 Further Assurances. Each party agrees that, at the request of the other party, it will at any time hereafter or following the Closing make such further assurances and execute or cause to be executed such further instruments as may be reasonably requested by the other party in order that this Agreement may be fully performed in accordance with its intent and provisions.

9.14 Seller's Execution of Agreement. Provided Seller executes and returns to Buyer a counterpart of this Agreement within five (5) business days of the date of Buyer's execution of this Agreement, this Agreement shall thereupon become a binding and enforceable contract between Seller and Buyer.

9.15 Escrow Instructions. This Agreement will constitute escrow instructions to the Title Company in its capacity as escrow agent for the purposes of administering the Deposit and as otherwise provided in this Agreement. The parties agree to execute for the benefit of the Title Company such additional escrow instructions as the Title Company may require; provided, however, that such instructions will be construed as applying only to Title Company's employment as escrow agent and will

not alter the terms of this Agreement. As soon as practicable after the Effective Date of this Agreement, Seller shall deposit a fully executed original or copy of this Agreement with the Title Company. No funds shall be paid from escrow without delivery of notice thereof to each party and expiration of five (5) business days in which to object. If objections are made, the funds shall remain in escrow until instructions are received by mutual agreement of the parties or a final judgment of a court of valid jurisdiction.

9.16 Jury Trial. SELLER AND BUYER EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

[Remainder of page intentionally left blank]

BUYER:

VISION 23rd, LLC,
a Colorado limited liability company

By: ______________________
Name: Scott Shwayder
Title: MANAGER

Date of Execution: 01-10, 2017

SELLER:

NABC PROPERTIES, LLC,
a Colorado limited liability company

By: ______________________
Name: Scott LeBon
Title: CEO

Date of Execution: 01-10, 2017

TITLE COMPANY ACKNOWLEDGEMENT

THE UNDERSIGNED TITLE COMPANY ACKNOWLEDGES ITS RECEIPT OF THE DEPOSIT AND AN EXECUTED COPY OF THIS AGREEMENT, AND AGREES TO ACT IN ACCORDANCE WITH THE ESCROW INSTRUCTIONS PROVIDED IN SECTION 9.15 OF THIS AGREEMENT.

STEWART TITLE GUARANTY COMPANY

By:____________________________
Name:__________________________
Title:___________________________
Dated:_______________________, 2017

EXHIBIT LIST

EXHIBIT 1.1(a)

Legal Description of Land

Sub: ABCO Amended Plat Blk:1 Lot: 1

Parcel Number: 0182502401022

EXHIBIT 2.1(b)

Additional Survey Requirements

If checked, the following additional items shall be shown on the ALTA/ACM LAND TITLE SURVEY:

1. ☒ Monuments placed (or a reference monument) of all major corners of the boundary of the property.
2. ☒ Legend of all symbols and abbreviations used.
3. ☒ Vicinity map showing the property surveyed in reference to nearby highway(s) or major street intersection(s).
4. ☒ Flood zone designation.
5. ☒ Land area.
6. ☐ Contours.
7. ☒ Setback, height and bulk restrictions of record or disclosed by applicable zoning or building codes (in addition to those recorded in subdivision maps). If none, so state.
8. ☒ Square footage of all buildings.
9. ☒ All improvements (in addition to buildings, such as signs, parking areas or structures, swimming pools, etc.). If none, so state.
10. ☒ Parking areas and, if striped, the striping and the number of parking spaces. If none, so state.
11. ☒ Indication of access to a public way such as curb cuts, driveways marked.
12. ☒ Location of all utilities serving the property, including without limitation:
    - (a) all railroad tracks and sidings;
    - (b) All manholes, catch basin, valve vaults or other surface indications of subterranean uses;
    - (c) all wires and cables (including their function) crossing the surveyed premises, all poles on or within ten feet of the surveyed premises, and the dimensions of all cross wires or overhangs affecting the surveyed premises; and
    - (d) All utility company installations on the surveyed premises.
13. ☐ Observable evidence of cemeteries.
14. ☐ Governmental Agency Requirements:
    Department of Housing and Urban Development
    Veteran's Administration
15. ☒ Significant observations not otherwise disclosed.

FORM OF CERTIFICATION

I, ______________________, a professional land surveyor registered in the State of __________ hereby certify to ____ as follows: that the survey of the property described herein is based on a field survey made on ____________, 20__, by me or directly under my supervision in accordance with the "Minimum Standard Detail Requirements for ALTA/ACM Land Title Surveys" for a Class A survey, jointly established and adopted by ALTA and NSPS in 2016 and includes Items _____ of Table A thereof, and to the best of my knowledge (1) correctly represents the facts found at the time of the survey, (2) except as shown on the survey, there are no discrepancies between the boundary lines of the property as shown on the survey and as described in the legal description, (3) the boundary lines of the property are contiguous with the boundary line of all adjacent parcels, roads, highways, streets or alleys, and (4) the survey accurately sets forth the location, if any, of all flood zone designations on the property. Pursuant to the Accuracy Standards adopted by ALTA and NCSM and in effect as of the date of this certification, undersigned further certifies that in my professional opinion, as a land surveyor registered in the State of ________________, the Relative Positional Accuracy of this survey does not exceed that which is specified therein.

____

EXHIBIT 3.4

Personal Property

None

EXHIBIT 5.5

Depiction of Excess Yard Area


Excess
Yard Area
Google Earth

EXHIBIT 6.2(h)

Transferor Certification of Non-Foreign Status

To inform ____________________________ a ______________ corporation ("Transferee") that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended ("Code") will not be required upon the transfer of certain real property to the Transferee by __________________________ ("Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. The Transferor's U.S. employer identification/social security number is ____________________; and

3. The Transferor's office/personal residence address is ____________________________ ____.

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

The Transferor understands that the Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

DATE: _______________, 20__.

____

By:____

Its:____

Contract Summary – Dates & Deadlines
1700 E 68th Ave
Denver, CO 80229

Property Information:	
EDC:	1/10/17
Price:	$8,900,000
Earnest Money:	$100,000

Contacts:		
Buyer:	**Seller:**	**Title:**
Vision 23rd, LLC	NABC Properties, LLC	Stewart Title
Scott Shwayder Vision 23rd LLC 303-321-5888 sshwayder@uniqueprop.com	Tom Myers Unique Properties, Inc. 303-512-1187 tmyers@uniqueprop.com	Brianna Corwin Stewart Title Guarantee Company bcorwin@stewart.com

Reference Event	EDC + Days	Date/Deadline	Contract Section	Responsible Party
Effective Date of Contract (EDC)		1/10/17	-	-
Earnest Money Deadline	5 business days	1/17/17	1.2(a)	Buyer
Title Commitment Deadline	10	1/20/17	2.1(a)	Seller
Seller Documents Delivery Deadline	10	1/20/17	2.1(b)-(i)	Seller
Leaseback Deadline	10	1/20/17	5.5	Buyer to provide lease form
Survey Deadline (if new)	28	2/7/17	2.1(b)	Seller
Title Objection Deadline**	30	2/9/17	4.5	Buyer
Inspection Period***	30	2/9/17	5.1(b)	Buyer
Financing Deadline	55	3/6/17	5.2	Buyer
Closing:	5 Days After Expiration of Financing Deadline	3/13/17*	**6.1**	**ALL**

**Date/deadline landed on a weekend or holiday and was pushed to the next business day*

***Title review period extends for 5 days for any new item*

****Inspection period extends for any item delivered late by Seller*